Exhibit 10.51

May 28, 2012

STORAGE AGREEMENT

TO:                        Davids Tea Inc.

5775A Ferrier
Montreal, Quebec
H4P1N3

Attention: Elise Trudeau

Re:                            Davids Tea Inc. (the “Subtenant”)

operating as “DAVIDs TEA”

1034 rue St. Jean, Quebec City, Quebec (the “Premises”)

Further to your request, Le Chateau Inc., (the “Tenant”) is prepared to offer you a licence to use an area for storage, (the “Storage Area”) designated as Storage Area No. S002 containing an area of approximately 90 square feet, in the approximate location crosshatched outlined in red on Schedule “A” attached hereto, solely for the purpose of storage of those items permitted to be sold or used in the Subtenant’s business. Subtenant will only be permitted access to the Storage Area only during the Tenant’s regular business hours; moreover, the Subtenant will use its reasonable best efforts not to interfere with the Tenant’s business.

The Tenant’s use of the Storage Area shall commence on June 01, 2012 and end on January 31, 2013, (the “Storage Term”), subject to earlier termination in accordance with the terms of this Agreement, or unless terminated prior to that date in the event that the Tenant’s Lease is terminated by the Landlord.

The Subtenant shall pay to the Tenant on the first day of each calendar month during the Storage Term, in advance, without deduction, abatement or set-off, the following amounts (collectively referred to as the “Monthly Fee”), plus applicable taxes, for the use of the Storage Area: during the period from and including June 01, 2012 to and including January 31, 2013, One Hundred Fifty dollars $150.00 per month.

The Subtenant will pay to the taxing authorities, or to the Landlord, as it directs, before delinquency, all Business Taxes payable by the Subtenant with respect to the Storage Area.

If the Subtenant fails to pay the Monthly Fee, Business Taxes, or applicable taxes, at the times required, or if the Subtenant defaults in the performance of any of its other obligations under this Agreement, then, in addition to any other rights and remedies the Tenant has at law, the Tenant may, after five (5) days’ prior written notice, terminate this Agreement.

Subtenant shall indemnify and save Tenant and the Landlord harmless from and against any and all claims arising during the Storage Term of this Agreement and any other period of Subtenant’s occupancy of the Storage Area for damages or injuries to goods, wares, merchandise and property and/or for any bodily injury or loss of life in, upon or about the Storage Area, or resulting or arising out of Subtenant’s use of occupancy of the Storage Area. The Subtenant will at all times, ensure that sufficient coverage under its policies extend to cover the Subtenant’s use of the Storage Area and activities therein. Such policies will name the Tenant and Landlord (2952-0087 Quebec Inc.) as additional insured. The provisions of the Storage Agreement containing the release and indemnification by the Subtenant of the Tenant and the Landlord and others will specifically apply to this Agreement. Upon possession of the Storage Area, the Subtenant will provide copies of the certificates of Insurance evidencing coverage for the Storage Area.

The Subtenant will not be permitted to assign, transfer or sublet the Storage Area. The Subtenant will not be permitted to register any rights conferred hereto by the present Storage Agreement.

The Subtenant will keep the Storage Area clean and orderly and in a good state of repair. The Subtenant will not make any repairs, alterations, replacements or improvements to any part of the Storage Area without the Tenant’s prior written consent, which may not be unreasonably withheld. The Subtenant will be liable for all damage caused to the Storage Area or any part of it regardless of who caused the damage. At the expiration of the Storage Term, the Subtenant shall return the Storage Area in the same condition as of the date of possession. The Subtenant may be required to remove its fixtures and return the Storage Area to its original state and repair any damage to the Storage Area caused by the removal of any of the Subtenants’ fixtures and/or leasehold improvements. In the event that the Subtenant fails to remove its fixtures and/or leasehold improvements as directed by the Tenant and/or the Landlord, the Tenant may perform such removal and/or removal of such fixtures and/or leasehold improvements, and the Subtenant will pay the related costs associated with such repair and/or removal plus an administration fee of fifteen percent (15%) of the total costs.

The Tenant and the Subtenant shall have the right to terminate this Storage Agreement upon not less than Thirty (30) days prior written notice to the other party.

If either the Subtenant or the Tenant exercises its right to terminate as aforesaid, all Rent shall be adjusted as of the Termination Date and the Subtenant shall deliver vacant possession of the Storage Area to the Tenant as of the Termination Date in accordance with the provisions of this Storage Agreement. All amounts due and owing by the Subtenant shall become due and payable in full as of the Termination Date.

The Subtenant agrees that if the Subtenant fails to deliver vacant possession of the Storage Area on or before the Termination Date in the manner prescribed pursuant to this Storage Agreement, then the Subtenant shall indemnify and hold harmless the Tenant from any and all claims, expenses, costs, losses, damages whatsoever incurred as a result thereof (including legal fees, on a substantial indemnity basis) incurred on account thereof together with all damages for which the Subtenant may be liable to third parties.

In the event that the Tenant exercises its right to terminate as aforesaid, the Subtenant shall have no right to claim any damages for loss or interruption of business of the Subtenant from the Storage Area as a result thereof or for any other cause whatsoever, The Subtenant agrees to execute such documentation as may be required by the Tenant in order to give effect to the foregoing.

The Subtenant agrees to comply with all federal, provincial and municipal laws and all rules and regulations in effect from time to time with respect to the Storage Area, including but not limited to the Tenant’s right to perform reasonable searches upon the Subtenant’s employees and/or belongings when entering and exiting the Premises.

All notices, demands or requests under this Agreement will be made in the manner and to the parties’ addresses set out in this Storage Agreement (as it may have been amended from time to time).

The parties hereto have requested that this Agreement and all notices, documents and other instruments to be given pursuant hereto be drawn in the English language only. Les parties ont exigé que la présente ententé ainsi que tous les avis et autres documents à ëtre donnés en vertu des présentes soient rédigés en langue anglaise seulement.

Please signify your agreement with the foregoing by signing and returning the attached duplicate copy of this letter to the undersigned by no later than May 31st, 2012 failing which this Agreement shall be null and void and of no further force and effect.

Yours very truly,

LE CHÂTEAU INC.

Per:	/s/ Emilia Di Raddo
Emilia Di Raddo, CA
President

Per:	/s/ Lee Albert
Lee Albert
Director, Real Estate

We have the authority to bind the company.

Read and agreed to on this 29 day of May, 2012

DAVIDs TEA INC.

Per:	/s/ David Segal
David Segal
I have the authority to bind the company

SCHEDULE “A” - FLOOR PLAN OF THE STORAGE AREA

SUBTENANT:                                                                DAVIDs TEA INC.

DATE:                                                                                                          May 22, 2012

The purpose of this plan is to identify the approximate location of the Storage Area in the Premises